SEPARATION, WAIVER AND RELEASE AGREEMENT
This Separation, Waiver and Release Agreement (the “Release Agreement”) is entered into by and between Mativ Holdings, Inc. (the “Company”) and Ricardo Nuñez (“You” or “Your”) (collectively, the “Parties”). The Company executes this Release Agreement for itself and on behalf of its parents, subsidiaries, affiliates, and all related companies, as well as each of their respective current and former officers, directors, shareholders, members, managers, employees, agents, other representatives and any employee benefits plans and any fiduciary of those plans (the “Group”) and for purposes of Sections 1 and 3-6 below, “Company” will mean the Company and the Group.
1.    Separation Date and Transition. The Parties agree that Your employment with the Company will end effective September 1, 2023 (the “Separation Date”). As of the Separation Date, You acknowledge and agree (i) that You will no longer serve as the Company’s General Counsel, Secretary and Chief Compliance Officer or in any other officer or director position You hold with the Company; (ii) You may no longer act as an agent on behalf of the Company; (iii) You are relieved of all further duties and responsibilities related to Your employment with the Company; and (iv) You are no longer authorized to transact business or incur any obligations, or liabilities on behalf of the Company.
2.    Separation Benefits. Provided that You execute this Release Agreement within the twenty-one (21) day consideration period and do not revoke it within the revocation period described below, the Company will provide You the severance benefits summarized under Exhibit A hereto (the “CIC Severance Benefits”), as adequate consideration for Your execution and non-revocation of this Release Agreement. The Company’s obligation to provide the CIC Severance Benefits will terminate immediately if You breach this Release Agreement or if You do not execute or later revoke this Release Agreement and the Company retains all rights under law and equity to recoup any CIC Severance Benefits previously paid.
3.    Release. In exchange for the consideration set forth above, and subject to Section 14 below, You release and discharge the Company from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day You sign this Release Agreement, including, but not limited to, claims arising out of Your employment or of the Company’s decision to terminate Your employment, claims arising out of any separation or severance pay or benefits agreement with the Company, claims arising out of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 1001-1461, claims arising under the Age Discrimination in Employment Act (“ADEA”), claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law.
You agree that You are not entitled to any additional payment or benefits, including, but not limited to, any equity interests, from the Company, except as set forth in this Release Agreement.
You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that You do not believe that this Release Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination or to waive such claims.
You acknowledge and represent that You:
•have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company through the date You sign this Release Agreement, and
•do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act.
Notwithstanding the foregoing, the release of claims set forth above does not waive:
•Your right to receive benefits under the Company’s 40l(k) or pension plans, if any, that either:

o have accrued or vested prior to Your Separation Date, or

o are intended, under the terms of such plans, to survive Your separation from the Company;
•Your rights under this Release Agreement, or
•Your rights with respect to workers compensation or unemployment benefits.
You acknowledge and agree that You are otherwise waiving all rights to sue or obtain equitable, remedial, or punitive relief from the Company of any kind whatsoever concerning any claims subject to this release of claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. You expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. You understand the significance of Your release of unknown claims and Your waiver of statutory protection against a release of unknown claims.
Notwithstanding the foregoing, You further acknowledge that You are not waiving and are not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that You hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation (other than any governmental whistleblower awards).
You further acknowledge and agree that, as of the day You sign this Release Agreement, You have fully disclosed to the Company, in writing, any and all information which could give rise to claims against the Company, which information is incorporated by reference to this Release Agreement, and other than such conduct or actions You have disclosed to the Company, You are not aware of any conduct or action by the Company which would be in violation of any federal, state, or local law.

4.    No Admission of Liability. This Release Agreement is not an admission of liability by You or the Company. You and the Company are entering into this Release Agreement to reach a mutual agreement concerning Your transition and separation from the Company.
5.    Non-Disparagement/Future Employment. You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company. You agree that the Company has no obligation to consider You for employment should You apply following the Separation Date.
6.    Cooperation. Except as otherwise required by law, You acknowledge and agree that You will be reasonably available to cooperate with the Company in any pending or future matters, including without limitation any divestitures, litigation, investigation, or other dispute, in which You, by virtue of Your employment with the Company, has relevant knowledge or information. The Company agrees that its right to avail itself of Your advice and consultation services shall at all times be exercised in a reasonable manner, that adequate notice shall be given to You in such events, and that non-compliance with any such request by You for good reason, including, but not limited to, ill health or prior commitments, shall not constitute a breach of this Release Agreement.
7.    Section 409A. The Company intends that all benefits provided under this Release Agreement will either be exempt from or comply with Section 409A. Notwithstanding the foregoing, in no event will the Company have any liability to You by reason of any additional tax or penalty imposed by reason of Section 409A.
a.    Installment Payments. With respect to the payments to be made to You pursuant to Section 2, each such payment is a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is made within 2 ½ months following the end of the year that contains the date of Your termination of employment is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A; each other payment is intended to be exempt under the two times compensation exemption of Treasury Reg. § 1.409A-1(b)(9)(iii) up to the limitation on the availability of that exemption specified in the regulation; and each payment that is not exempt from Section 409A will be subject to delay (if necessary) in accordance with subsection (b) below.
b.    Six-Month Delay. With respect to other amounts that are subject to Section 409A, it is intended, and this Release Agreement will be so construed, that any such amounts payable under this Release Agreement and the Company's and Your exercise of authority or discretion hereunder will comply with the provisions of Section 409Aand the treasury regulations relating thereto so as not to subject You to the payment of interest and additional tax that may be imposed under Section 409A. As a result, if You are a “specified employee” on the date of Your separation from service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Your termination of employment, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A and that is payable to You in connection with Your separation from service will not be paid until the first business day following the expiration of six months after Your date of separation from service (if You die after Your date of separation from service but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Your estate without regard to such six month delay).
c.    Separation from Service. Notwithstanding anything in this Release Agreement to the contrary, any payments to be made hereunder and any other amount or benefit to be provided hereunder that would constitute non-exempt “deferred compensation” for purposes of Section 409A which would otherwise be payable or distributable to You by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution will be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”
8.    Attorneys’ Fees. In the event of litigation relating to this Release Agreement other than a challenge to the release set forth in Section 3, the prevailing party will be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.
9.    Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and any other amounts that would otherwise be due to You, including under Section 2 above, except to the extent such amounts constitute “deferred compensation” under Internal Revenue Code Section 409A; provided, however, that You will be paid minimum wage for all hours worked during Your final pay period. Nothing in this Section will limit the Company’s right to pursue means other than or in addition to deduction to recover the full amount of any outstanding obligations to the Company. Further, and notwithstanding any other provision of this Release Agreement to the contrary, any compensation paid to You pursuant to this Release Agreement which is subject to recovery under any law, government regulation, stock exchange listing or existing Company clawback policy requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing or existing Company clawback policy requirement.
10.    Waiver. The Company’s failure to enforce any provision of this Release Agreement will not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Release Agreement will not act as waiver of any other breach.
11.    Severability. The provisions of this Release Agreement are severable, and if any part of this Release Agreement, except Section 3, is found by a court of law to be unenforceable, the remainder of the Release Agreement will continue to be valid and effective, and the court is authorized to amend relevant provisions of the Release Agreement to carry out the intent of the parties to the extent legally permissible. If Section 3 is found by a court of competent jurisdiction to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether You are entitled under those circumstances and the relevant law to retain the consideration paid to You under this Release Agreement.
12.    Successors and Assigns. This Release Agreement will be assignable to, and will inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and will be binding upon You and Your heirs and assigns.
13.    Entire Agreement. This Release Agreement constitutes the entire agreement between the Parties; provided, however, that the Restrictive Covenant Agreement entered in connection with your 2022 Retention Award will remain in full force and effect and will survive cessation of Your employment. You acknowledge that the Restrictive Covenant Agreement remains valid, enforceable, and reasonably necessary to protect the interests of the Company, and You agree to abide by its obligations. This Release Agreement supersedes any prior communications, agreements, or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment; provided, however, that the Parties acknowledge and agree that this Release Agreement does not supersede the Restrictive Covenant Agreement. Other than the terms of this Release Agreement, no other representation, promise, or agreement has been made with You to cause You to sign this Release Agreement.
14.    Non-Interference. Notwithstanding anything to the contrary set forth in this Release Agreement or in any other agreement between You and the Company, including the Restrictive Covenant Agreement, nothing in this Release Agreement or in any other agreement will limit Your ability, or otherwise interfere with Your rights to (i) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (iii) receive an award for information provided to any Government Agency, (iv) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation, (v) practice law, be employed as an attorney, or represent any clients as an attorney following the Separation Date, (vi) comply with legal, regulatory, fiduciary, and ethical obligations applicable to an attorney.
15.    Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia will govern this Release Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law will still govern. You consent to the personal jurisdiction of the courts in Georgia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.

16.    Counterparts. The Parties acknowledge and agree that this Release Agreement may be executed in one or more counterparts, including facsimiles and scanned images, and it will not be necessary that the signatures of all Parties hereto be contained on any one counterpart, and each counterpart will constitute one and the same agreement.
You acknowledge that You have entered into this Release Agreement freely and without coercion, that You have been advised by the Company to consult with counsel of Your choice, that You have had adequate opportunity to so consult, and that You have been given all time periods required by law to consider this Release Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). You understand that You may execute this Release Agreement fewer than 21 days from its receipt from the Company (but not before the Separation Date) and agree that such execution will represent Your knowing waiver of such Consideration Period. You further acknowledge that within the 7-day period following Your execution of this Release Agreement (the “Revocation Period”), You will have the unilateral right to revoke this Release Agreement. This Release Agreement and the Company’s obligations hereunder will not become effective or enforceable until the 8th calendar day after You sign this Release Agreement without having revoked it (the “Effective Date”). In order to be effective, notice of Your revocation of this Release Agreement must be received by the Company in writing on or before the last day of the Revocation Period. Such revocation must be sent to the Company’s Board of Directors.
If the terms set forth in this Release Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company. Do not execute this Release Agreement before the Separation Date. If the Company does not receive a signed original on or before the 22nd day after the Separation Date, then this offer is automatically revoked and You will not be entitled to the consideration set forth in this Release Agreement.
IN WITNESS WHEREOF, the Parties have hereto executed this Release Agreement as of the dates below.

MATIV HOLDINGS, INC.

/s/ Mike Rickeim	/s/ Ricardo Nuñez
Mike Rickheim	Ricardo Nuñez
Chief Human Resources and Administrative Officer
Dated: September 1, 2023	Dated: September 1, 2023

EXHIBIT A

SUMMARY OF CIC SEVERANCE BENEFITS

Cash CIC:

	Cash ($)(1)	2023 Prorated AIP ($)(1)	Perquisites/ Benefits ($)(2)	Total Cash Value
Ricardo Nuñez	$2,983,080.00	$216,666.67	$93,595.26	$3,293,341.93

(1)    Cash. Three times Your highest base salary for any one year in the prior three-year period and three times Your highest short-term incentive bonus for any one year in the prior three-year period, plus a prorated short-term incentive bonus for 2023 based on target performance. These amounts, less applicable taxes and withholdings, will be paid in a lump sum within 60 days of the Separation Date, provided such payment date occurs after the Release Agreement’s Effective Date.
(2)    Perquisites and Benefits. You are entitled to the cash value of three (3) years of Your currently elected health and welfare benefits. This amount, less applicable taxes and withholdings, will be paid in a lump sum within 60 days of the Separation Date, provided such payment date occurs after the Release Agreement’s Effective Date. Further, any accrued, but unused paid time off will be paid out in full; provided, however, that such payout is provided by the Company pursuant to its legal obligations and is not consideration for purposes of this Release Agreement.
Equity CIC:
The table below sets forth Your unvested Company stock awards that, as of the Release Agreement’s Effective Date, shall become vested and non-forfeitable:

Grant Name	Grant Date	Award Number	Outstanding Awards
(RSU) Jan 31, 2022 (one-time award)	31-Jan-2022	1620	25,000
(RSU) TB LTIP 2 - Section 16	16-Feb-2022	1616	2,853
(RSU) 2021-2022 Converted - Section 16	08-Aug-2022	1617	7,485
(RSU) 2022-2023 Converted - USA	11-Aug-2022	1527	10,595
Total Equity			45,933
All other unvested equity awards not specifically identified herein shall be forfeited as of the Separation Date.